EXHIBIT 99.4(a)

Form of Individual Flexible Premium Deferred Annuity and Variable Accumulation Contract (Form 1080-385)

                                                                         99.4(a)
FIRST CAPITAL LIFE
FIRST CAPITAL LIFE INSURANCE COMPANY
10241 Wateridge Circle
P.O. Box 85727
San Diego, California 92138-5727

This is your annuity contract on the life of the annuitant. We will pay the annuitant a monthly lifetime income starting on the annuity date. We will pay the beneficiary any death benefit proceeds when we receive due proof of the annuitant's death.

RIGHT TO EXAMINE YOUR CONTRACT

We want you to fully understand and be satisfied with your contract. If for any reason, you are not satisfied, return the contract to our Annuity Service Office within 10 days after receiving it. If you do, the contract will be void from the contract date. We will refund:

 .  any premium payments allocated to the Fixed Account;
 . any contract maintenance charge imposed on the Separate Account; and . any Separate Account accumulation value as of the valuation day we receive the contract.

No withdrawal charge will be imposed.

/s/ ANDREW L. LOEB            /s/ FRED A. BUCK
Secretary                     President

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITY AND
VARIABLE ACCUMULATION CONTRACT

 .  Flexible premiums
 .  Variable and fixed accumulation period prior to the annuity date; fixed annuity payments thereafter
 .  Monthly life income to annuitant starting on the annuity date
 .  Death benefit proceeds payable if the annuitant dies before the annuity date
 .  No dividends

ACCUMULATION VALUES PROVIDED BY THIS CONTRACT VARY WITH INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNTS TO WHICH THE CONTRACT VALUE IS ALLOCATED AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS.

FOR YOUR CONTRACT/PAGE 3

ANNUITANT:                      AGE:
     JOHN DOE                              35

ANNUITANT:                      AGE:
     JANE DOE                              35

CONTRACT NUMBER:0000000000V

DATES:

     CONTRACT DATE:                 JANUARY 2, 1987

     ANNUITY DATE:                  JULY 1, 2032

FIRST PREMIUM:                      $5,000.00

PLANNED PREMIUM PAYABLE:            ANNUALLY

PLANNED PREMIUM:                $1,000.00

CONTRACT MAINTENANCE CHARGE:    $30.00 Each Calendar Year

The Contract may be funded during the accumulation period by the Hutton VIP Separate Account (The "Separate Account") which is divided into four subaccounts ("Variable Accounts"). Premium payments allocated to a variable account are invested in the following designated series of the Hutton VIP Fund.

VARIABLE ACCOUNTS:                            FUND SERIES:

PAGE      SECTIONS OF YOUR CONTRACT

3         For Your Contract Only

4         Your Contract with First Capital Life Insurance Company
          Premium Payments

5         Contract Value

7         Full and Partial Withdrawal Benefits During Accumulation Period

8         Transfers
          Qualified Plan Special Provisions

9         Annuity Payments

10        Beneficiary, Death of Owner and Proceeds

12        Payment Plans

16        General Terms

FIRST CAPITAL LIFE INSURANCE COMPANY

            YOUR CONTRACT WITH FIRST CAPITAL LIFE INSURANCE COMPANY

In this contract, the words WE, US and OUR mean First Capital Life Insurance Company. YOU and YOUR mean the contract owner. If there are joint annuitants, ANNUITANT means both joint annuitants unless otherwise indicated.

This is a legal contract that you have entered into with us. We promise to provide the benefits described in this contract. In return, you have submitted a completed application, a copy of which is attached. You also have paid the first PREMIUM payment shown on Page 3.

The entire agreement consists of:

 .  the basic contract;

 .  endorsements, if any; and

 .  the attached copy of your application, and any amendments.

CONTRACT DATE

The contract begins on the CONTRACT DATE shown on Page 3. Contract months and years are measured from the contract date.

RIGHTS OF THE CONTRACT OWNER

As the contract owner, you can exercise the rights given by this contract. These include:

 . the right to make premium payments according to the PREMIUM PAYMENTS section;

 . the right to allocate each premium payment to a variable account(s) and to the Fixed Account according to the PREMIUM PAYMENTS section;

 .  the right to a withdrawal benefit according to the FULL AND PARTIAL
   WITHDRAWAL BENEFITS DURING ACCUMULATION PERIOD section;

 . the right to change the annuity date according to the ANNUITY PAYMENTS section;

 . the right to transfer accumulation values between variable accounts and between the variable accounts and the Fixed Account according to the TRANSFERS section;

 .  the right to choose the beneficiary according to the BENEFICIARY, DEATH OF
   OWNER AND PROCEEDS section;

 . the right to choose the owner's beneficiary according to the BENEFICIARY, DEATH OF OWNER AND PROCEEDS section;

 .  the right to choose how proceeds will be paid according to the PAYMENT
   PLANS section;

 . the right to assign ownership or assign the contract as security for an obligation according to the GENERAL TERMS section.

If you die before the annuitant, all of these rights belong to your beneficiary unless these rights have been properly assigned (see the GENERAL TERMS section on assignments). If there are joint owners, upon the death of the first joint owner the survivor will become sole owner.

CHANGING THE TERMS OF THIS CONTRACT

No change in this contract is valid unless approved by one of our officers and endorsed on or attached to your contract. No agent has the authority to make any changes or waive any contract provision.

                                PREMIUM PAYMENTS

Premium payments are flexible. This means you can choose the amount and frequency of payments subject to the minimums required. Premium payments will be deposited in the Separate Account and the Fixed Account as of the valuation day they are received in good order at our Annuity Service Office. VALUATION DAY means:

 .  each day that the New York Stock Exchange is open for trading; and

 . each other day on which there is sufficient degree of trading in the Separate Account's underlying Fund portfolio that the current accumulation value might be materially affected by changes in the value of the shares of the underlying Fund Series.

The actual amount and frequency of premium payments will affect the contract value (see CONTRACT VALUE section).

FIRST PREMIUM

The amount of the first premium is shown on PAGE 3.

PLANNED PREMIUM PAYMENTS

The amount and frequency of the planned premium payments you initially selected are shown on PAGE 3. You can request to change the amount and frequency.

You can choose to have planned premium payment reminder notices sent at 12, 6 or 3 month intervals. We will accept requests for notices to be sent at more frequent intervals at our sole discretion.

If you desire, we can deduct planned premium payments from your bank account monthly.

UNSCHEDULED ADDITIONAL PREMIUM PAYMENTS

You may make additional premium payments at any time before the annuity date shown on PAGE 3.

LIMITATION OF PREMIUM PAYMENTS

If this contract is purchased in connection with a nonqualified plan under the Internal Revenue Code, we reserve the right to limit premium payments to an aggregate amount of $500,000.

MINIMUM ADDITIONAL PREMIUM PAYMENTS

Each premium payment after the first premium payment must be at least:

 .  $500 for a nonqualified plan contract

 .  $50 for a qualified plan contract

ALLOCATION OF PREMIUM PAYMENTS

You may allocate your premium payment to the Separate Account in one or more variable accounts and to the Fixed Account. The FIXED ACCOUNT is part of the General Account. The SEPARATE ACCOUNT is the segregated investment account which is made up of a series of variable accounts as shown on Page 3. We may, from time to time, add a variable account(s) or separate account(s), to which you may allocate premium payments. In such event, your right to allocate to an additional variable account or separate account will be shown on an endorsement to Page 3. However, your rights will be limited to the terms and conditions imposed on such additional account(s).

Unless you choose otherwise, we will invest your payment in the Money Market Account. The minimum accumulation value in a variable account must be at least $500 (beginning in the second Contract Year for a Qualified Plan). You may allocate to more than one variable account only if, as a result, the accumulation value in a variable account is at least $500 (including Qualified Plans). The minimum accumulation value in the Fixed Account must be at least $1,000. In the event that the value in an account should fall below the minimum, we reserve the right to terminate the contract.

WHERE TO PAY

You may make your premium payments to our Annuity Service Office or to an authorized agent. If payment is made to an agent, a receipt signed by one of our officers will be issued. The agent will also sign the receipt.

                                 CONTRACT VALUE

During the accumulation period the CONTRACT VALUE is the sum of your accumulation values of the Separate Account and the Fixed Account. The ACCUMULATION PERIOD is the period between the contract date and the annuity date.

DETERMINING THE SEPARATE ACCOUNT ACCUMULATION VALUE

ACCUMULATION UNIT

We will credit this contract with that number of accumulation units in each variable account which results from:

 .  the amount of premium payment allocated to the variable account; and

 .  the amount transferred to the variable account.

To determine the number of ACCUMULATION UNITS, we divide the amount allocated and or transferred by the accumulation unit value of the variable account at the end of the valuation period during which the allocation or transfer was made. VALUATION PERIOD means the period between valuation days.

ACCUMULATION UNIT VALUE

We determine the ACCUMULATION UNIT VALUE on each valuation day by multiplying the accumulation unit value at the beginning of the valuation period by the net investment factor for the valuation period. We set the value of an accumulation unit for each variable account at $1.00 on the date each variable account began operations.

We determine the net investment factor for the valuation period in the following manner:

 .    First, we determine the gross investment rate by dividing the change in the value of the underlying Fund Series by the value of the underlying Fund Series share at the beginning of the valuation period. The gross investment rate may be positive or negative and may increase or decrease.

 .    Then we determine the net investment rate by deducting from the gross investment rate the daily accrual for the charge for mortality and expense risks and direct expenses of the Separate Account.

 .    Finally, we add 1.0 to the net investment rate.

The charge for the mortality and expense risks of the Separate Account is equal to 1.19% per year of the average daily net assets of each variable account and is accrued daily. The mortality risk we bear results from our guarantee that:

 .    prior to the annuity date the death benefit will be at least equal to the total of all premiums paid less reductions caused by previous withdrawals, if any; and

 .    annuity payments will not be adversely affected by a change in our assumed death rate.

The Separate Account will bear its own administrative expenses; including legal and accounting costs; data processing costs; expenses of qualification and registration with federal and state authorities; costs for printing and mailing reports and notices to contract owners; and recordkeeping expenses. The expense risk we bear results from our guarantee that the expenses borne directly by the Separate Account, not including the charge for mortality and expense risks, will not exceed .25% per year of average daily net assets on an annual basis.

We further guarantee that the ordinary operating expenses of a variable account together with the operating expenses incurred by its underlying Fund Series, exclusive of advisory fees, interest, taxes, brokerage commissions, transaction costs or extraordinary expenses, will not exceed .6% of average daily net assets annually after consideration for any adjustment by the Advisor for Fund expenses in excess of State expense limitations.

SEPARATE ACCOUNT ACCUMULATION VALUE

The SEPARATE ACCOUNT ACCUMULATION VALUE for any valuation period is determined as follows:

 .    First we determine the accumulation value of each variable account by multiplying the number of accumulation units credited to each variable account by corresponding accumulation unit value at the end of the valuation period.

 .    Then we add the accumulation value of each variable account.

The accumulation unit value (value in dollar amount per unit) of a variable account will vary (increase or decrease) with the investment experience of the variable account. The number of accumulation units will not change due to a change in the accumulation unit value.

DETERMINING THE FIXED ACCOUNT ACCUMULATION VALUE

We will credit this contract on each valuation day with:

 .    the amount of premium payment allocated to the Fixed Account;

 .    the amount of any transfer to the Fixed Account;

 .    interest from the valuation day the premium payment is deposited or the transfer is made.

From this amount we subtract:

 .    the Fixed Account's share of the contract maintenance charge, when due;

 .    reductions caused by any partial withdrawal when made; and

 .    the amount of any transfer from the Fixed Account when made.

The FIXED ACCOUNT ACCUMULATION VALUE is the resulting amount. We guarantee the effective rate of interest shall be at least 4% per year, compounded daily. From time to time, we may pay interest at a rate greater than the guaranteed rate, at our sole discretion.

The nonforfeiture values are not less than the minimum values required by the law of the state in which this contract is delivered.

CONTRACT MAINTENANCE CHARGE

We will deduct a CONTRACT MAINTENANCE CHARGE as shown on Page 3 from the contract value on the contract date and on December 31 of each calendar year prior to the annuity date. On the contract date, we will prorate the charge. You will be assessed only 1/365 of the annual charge for each day remaining in the calendar year. An equal portion of the charge will be deducted for your accumulation value in each variable account and Fixed Account in which you have an interest.

The number of accumulation units needed to cover the charge will be redeemed from each variable account on the day such charge is deducted.

We reserve the right to increase the amount of this charge. Any change will be shown on an endorsement to Page 3. We do not expect to make a profit on this charge or any increase.

        FULL AND PARTIAL WITHDRAWAL BENEFITS DURING ACCUMULATION PERIOD

During the accumulation period, subject to the BENEFICIARY, DEATH OF OWNER AND PROCEEDS section, you may withdraw all of the contract value less the withdrawal charge, if any, by surrendering your contract to us (see the CONTINGENT DEFERRED SALES CHARGE section). You may make this request:

 .    while this contract is in force during the annuitant's life; and

 .    before the death of the owner, provided, if there are joint owners and the joint owners are husband and wife, then the death of the survivor thereof; further provided, if the joint owners are not husband and wife, then on the death of the first joint owner.

You may withdraw a part of the contract value during the accumulation period provided:

 .    The withdrawal amount is at least $500.

 .    No partial withdrawal may be made if it results in a remaining contract value of less than $500.

 .    No partial withdrawal may be made from a variable account if it results in a remaining accumulation value in any variable account of less than $500.

 .    No partial withdrawal may be made from the Fixed Account if it results in a remaining accumulation value of less than $1,000.

You may select the variable account(s) and Fixed Account from which the withdrawal will be made. Unless you state otherwise, the withdrawal will be made from each variable account and Fixed Account in which you have an interest in the same proportion that the amount of withdrawal bears to your current contract value.

A request for a full or partial withdrawal must be in writing to our Annuity Service Office. If the amount to be withdrawn exceeds $10,000, your signature must be guaranteed by one of the following:

 .    a commercial bank;

 .    a trust company; or

 .    a member firm of the National Association of Securities Dealers, Inc.

Withdrawals may be subject to a withdrawal charge (see the Contingent deferred Sales Charge section).

We will redeem the number of accumulation units needed for any withdrawal from a variable account. The current number of accumulation units in the variable account(s) will be reduced by the number redeemed. We will determine the reduction in accumulation units based on the accumulation unit value at the end of the valuation period during which we receive the written notice, in good order, at our Annuity Service Office.

We will pay an amount withdrawn within seven calendar days after the written request is received by us, except as provided in the GENERAL TERMS section under delay of payments or transfer.

CONTINGENT DEFERRED SALES CHARGE (WITHDRAWAL CHARGE)

Full and partial withdrawals may be subject to a contingent deferred sales charge (withdrawal charge). The WITHDRAWAL CHARGE is a percentage of the amount withdrawn.

The withdrawal charge is based on the contribution year of each premium payment. The first CONTRIBUTION YEAR for each premium payment is the contract year during which such payment is made. Each succeeding contribution year for such premium payment is measured from the end of the contract year during which such payment was made. Withdrawal amounts will be applied against premium payments in the chronological order in which the premium payments are received to determine any withdrawal charge.


          Contribution              Withdrawal
          Year                      Charge

          1                         5%
          2                         4%
          3                         3%
          4                         2%
          5                         1%
          6 and                     0%
          thereafter

On the first withdrawal during any contract year an amount equal to or less than 10% of the current contract value will be exempt from any withdrawal charge. The amount of any withdrawal in excess of 10% of the contract value and the entire amount of any subsequent withdrawal in the same contract year may be subject to the withdrawal charge. After consideration for any withdrawal amount exempt from the charge, no charge will be imposed on an amount in excess of the total premium payments. Any withdrawal charge will be applied to each account in the same proportion that the withdrawal from each variable account and Fixed Account bears to the total amount withdrawn.

No charge will be imposed in the event of death. Upon annuitization, the contract value may be subject to a withdrawal charge. However, in no event will we impose a charge on the annuity date if you elect to apply the proceeds to:

 .    a Payment Plan offered under this contract; or

 .    purchase a Single Premium Immediate Annuity then offered by us as long as the annuity period is five years or longer.

                                   TRANSFERS

During the Accumulation Period, you may transfer all or part of the accumulation value:

 .    in a variable account to another variable account or to the Fixed Account;
     or

 .    in the Fixed Account to a variable account(s);

except that:

 .    The amount transferred must be at least $500.

 .    No partial transfer may be made if as a result the remaining accumulation value in a variable account will be less than $500 and $1,000 in the Fixed Account.

 .    You may make only one (1) transfer to or from the Fixed Account in any contract year.

Transfers will be made on the valuation day next following the day we receive written notice signed by you at our Annuity Service Office. Although we do not anticipate any limit on such transfer, we reserve the right to limit the number and frequency of variable account transfers, and to impose a fee or charge on transfers.

We will redeem the number of accumulation units needed for the transfer from a variable account. The current number of accumulation units in the variable account will be reduced by the number redeemed. We will determine the reduction in accumulation units based on the accumulation unit value at the end of the valuation period during which we receive the written notice, in good order, at our Annuity Service Office, except as provided in the GENERAL TERMS section under delay of payments or transfers.

QUALIFIED PLAN SPECIAL PROVISIONS

If your contract is issued under Internal Revenue Code Sections 401, 403(b), 408 or 457, the following provisions override any inconsistent provisions of this Contract. If we must amend any provision of this contract to comply with the Internal Revenue Code, the Internal Revenue Service regulations, or published revenue rulings, we may amend without obtaining your consent.

Except for Pension Plans and Profit Sharing Plans, your contract is nontransferable except to us. It may not be sold, assigned, discounted, or pledged as collateral for a loan or security for the performance of an obligation or for any other purpose.

Except in the case of a Pension or Profit Sharing Plan or a 408(a) plan, an owner of the contract is the annuitant.

Payment Plan A, Interest, shall not be available nor shall any other Payment Plan be elected which would result in less than the annuitant's entire interest in the contract being distributed over the life expectancy of the annuitant.

If your contract is issued under a 403(b) Plan, unless you choose otherwise, we apply the proceeds on the annuity date to Payment Plan F.

If your contract is issued as an Individual Retirement Annuity (IRA) or as a Simplified Employee

Pension Plan (SEP) IRA, the following overriding provisions also apply.

1.   Except in the case of a rollover the annual premium payment may not exceed:

     the lesser of $2,000 or 100% of compensation includable in the annuitant's gross income for any taxable year, or the then applicable limitation, if an IRA; or

     the lesser of $30,000 or 25% of compensation includable in the annuitant's gross income (up to a maximum of $200,000 compensation) for any taxable year, or the then applicable limitation, if a SEP IRA.

     The premium is not fixed.

2. We must distribute the annuitant's entire interest in your contract no later than the close of the tax year in which the annuitant attains age 70 1/2. We must distribute the benefits:

     over your life or the lives of the annuitant and the annuitant's spouse; or

     over a period not extending beyond the annuitant's life expectancy or the life expectancy of the annuitant and the annuitant's spouse; or

     in a lump sum.

If the annuitant dies before receiving the entire proceeds we must begin to distribute any remaining annuity benefit:

 .    within five (5) years of the annuitant's death; or

 .    within five (5) years of the later of the annuitant's death or the annuitant's spouse's death if distribution has begun under an annuity with the annuitant's spouse.

The remaining annuity benefit must be paid in a lump sum or used to purchase an immediate annuity for the beneficiary. If an immediate annuity is purchased, the term of the annuity must be for the life of the beneficiary or for a term not extending beyond the life expectancy of the beneficiary. The preceding sentence shall not apply if you elect an annuity benefit over a term certain and the term certain meets the requirements of paragraph number 2 above.

The annuitant's entire interest in this contract is nonforfeitable.

If your contract is issued under a Deferred Compensation Plan intended to qualify under IRC Section 457, the following overriding provisions apply.

1. All rights under the contract, including those which may be exercised by the annuitant or a beneficiary, are owned exclusively by the owner.

2. All benefits payable under the contract shall be paid to or at the direction of the owner.

3. Payment Plan A, Interest, shall not be available nor shall any other payment plan be elected which would result in less than the annuitant's entire interest in the contract being distributed over the life expectancy of the annuitant.

                                ANNUITY PAYMENTS

On the annuity date this contract becomes a fixed annuity. The proceeds from the Separate Account will be transferred to our General Account and added to the proceeds from the Fixed Account. The total proceeds will be an amount equal to the contract value on the valuation day immediately preceding the annuity date less any premium tax and any withdrawal charge, if applicable (see CONTINGENT DEFERRED SALES CHARGE section). This amount is used to pay the annuitant, starting on the annuity date, a monthly lifetime income.

Unless you choose otherwise, we apply the proceeds:

 .    Under payment plan D with guaranteed payments for 10 years if there is a single annuitant.

 .    Under payment plan F if there are joint annuitants.

 .    You can choose to apply the total proceeds under any of the payment plans described in the PAYMENT PLANS section. We must receive your request to do so before the annuity date. If there are joint annuitants, plans D and E cannot be chosen.

RIGHT TO PURCHASE SINGLE PREMIUM LIFE ANNUITY AT REDUCED RATES

You may make a written request to us to surrender your contract and use the full withdrawal proceeds to purchase any single premium immediate life annuity then offered by us. The premium rate for the annuity will be 3% less than our published rate if your contract was in force for at least five years.

CHANGING THE ANNUITY DATE

You can change the annuity date by notifying us in writing. We must receive your notice at least 45 days prior to the current annuity date. The new annuity date must be:

 .    No later than the first day of the month following any annuitant's 85/th/
     birthday (if there are joint annuitants, annuitant means the younger annuitant); and

 .    after the date we receive your notice.

REQUIRED PROOF OF AGE

We can require proof of the annuitant's age before we make any annuity payment. If the annuitant's age is misstated, or in the case of joint annuitants, if the age of either joint annuitant is misstated, we will adjust the annuity payments. The benefits payable will be what the total proceeds would buy at the correct age.

REQUIRED PROOF THAT THE ANNUITANT IS STILL ALIVE

If payments depend on the annuitant being alive, we can require satisfactory proof that he or she is alive before we make further payments.

                    BENEFICIARY, DEATH OF OWNER AND PROCEEDS

BENEFICIARY

The beneficiary is the person named to receive the death benefit proceeds upon the annuitant's death. The beneficiary is as named in the application for this contract unless later changed. There can be one or more beneficiaries.

You can name any beneficiary to be a permanent beneficiary. The interest of such beneficiary cannot be changed without his or her consent. Otherwise, you can change beneficiaries as explained below. Unless you state otherwise, all rights of a beneficiary, including a permanent beneficiary, will end if he or she dies before the annuitant.

DEATH OF OWNER - OWNER'S BENEFICIARY

The owner's beneficiary is the person named to receive the death benefit proceeds upon the owner's death during the accumulation period. The owner's beneficiary is as named in the application for this contract, unless later changed.

You may name any owner's beneficiary to be an owner's permanent beneficiary. The interest of such owner's beneficiary cannot be changed without his or her written consent. Otherwise, you can change an owner's beneficiary as explained in the Changing the Owner's Beneficiary provision.

Unless you state otherwise, all rights of an owner's beneficiary, including an owner's permanent beneficiary, will end if he or she dies before the owner.

For the purpose of this provision, the term owner means any owner. If there are joint owners, the term owner means the first joint owner to die unless the joint owners are husband and wife. If the joint owners are husband and wife and if the surviving spouse is the sole surviving joint tenant, the term owner refers to the survivor thereof.

DEATH OF OWNER - DEATH BENEFIT

If the owner dies prior to the annuity date, we will pay the owner's beneficiary the death benefit proceeds. No death benefit will be paid if the owner dies after the annuity date.

DEATH OF OWNER - PAYMENT OF PROCEEDS

If the owner's beneficiary is the surviving spouse of the deceased owner, he or she may choose to receive a payment under any payment plan of this contract.
For any other owner's beneficiary, only those options may be chosen that provide for complete distribution of such owner's interest in the contract:

1.   within 5 years of the date of such owner's death;

2.   over the life time of the owner's beneficiary; or

3. over a period that does not exceed the life expectancy of such owner's beneficiary, as defined by the Internal Revenue Code and Regulations adopted under the Code.

Subparagraphs (2) and (3) apply only to individuals. All such payments must start within one year of the date of such owner's death.

CONTRACT CONTINUATION - SURVIVING SPOUSE

If the surviving spouse of the deceased owner is the owner's beneficiary, or is the sole surviving joint tenant, and if the deceased owner was not the sole annuitant, such spouse may choose to continue this contract in force on the same terms as before the owner's death.

DEATH OF BOTH OWNER AND ANNUITANT

Payment will be made either to the beneficiary or to the owner's beneficiary, but not both, according to whichever first becomes applicable. If an owner is not also an annuitant, then, in the event the death of the owner and the annuitant is under circumstances in which it cannot be determined who died first, payment will be made to the annuitant's beneficiary. If the owner and the annuitant are the same, payment will be made to the annuitant's beneficiary.

NO OWNER BENEFICIARY

If there is no owner beneficiary, the death benefit proceeds shall be paid to the joint owner, if any, otherwise to the annuitant.

DEATH OF OWNER AFTER ANNUITY DATE

on the death of any owner after the annuity date, any guaranteed amounts remaining unpaid will continue to be paid to the annuitant pursuant to the payment plan in force at the date of death. On the death of the annuitant, any unpaid benefit available will be paid to the beneficiary of the annuitant in accordance with the Payment After a Payee Dies provision of the PAYMENT PLANS section.

CHANGING THE BENEFICIARY

You can change the beneficiary at any time during the annuitant's life. To do so, send a written request to our Annuity Service Office. The request must be in a form we accept. The change will go into effect when it is signed subject to any payments we make or other actions we take before we record the change.

A change cancels all prior beneficiaries; except it will not cancel any permanent beneficiary without such beneficiary's written consent.

CHANGING THE OWNER'S BENEFICIARY

You may change the owner's beneficiary at any time during the owner's life. To do so, send a written request to our home office. The request must be in a form we accept. The change will go into effect when it is signed, subject to any payments we make or other actions we take before we record the change.

A change cancels all prior owner's beneficiaries; except it will not cancel any owner's permanent beneficiary without such owner's beneficiary's written consent.

PROCEEDS

Proceeds means the amount payable on:

 .   the exercise of a withdrawal; or

 .   the annuity date; or

 .   the owner's death prior to the annuity date; or

 .   the annuitant's death, or in the case of joint annuitants, the death of the last survivor of the joint annuitants, prior to the annuity date.

The proceeds payable on the owner's death or annuitant's death, whichever first become applicable, will be the greater of:

 .   the contract value; or

 .   the total of all premiums paid less reductions caused by previous withdrawals, if any.

The death benefit proceeds will be determined at the end of the valuation period during which we receive due proof of death at our home office. The proceeds from the Separate Account will be immediately transferred to our General Account.

All proceeds are subject to the restrictions below.

PAYMENT OF PROCEEDS

Proceeds may be paid in one sum or under our payment plans. Before proceeds are paid, they will be used to pay the interest of anyone to whom this contract has been assigned. Assignments will be paid in one sum (see GENERAL TERMS section on assignments).

If there is no beneficiary at the time of the annuitant's death, we will pay the proceeds to you or your beneficiary.

If the death benefit proceeds are not paid in one sum or applied under a payment plan within 30 days after we receive due proof of the annuitant's death, we will pay interest. Interest will be paid at the rate of 3.5% a year from the date we receive due proof of death until paid. If state law requires payment of a greater amount, we will pay that amount.

To the extent allowed by law, all payments under this contract will be free from creditor claims or legal process.

                                 PAYMENT PLANS

Proceeds can be left with us and paid under a payment plan. We will provide an endorsement to this contract to indicate:

 .   the payment plan elected, if any;

 .   the proceeds applied to the payment plan;

 .   the amount of the monthly guaranteed payment.

A plan is available only if the amount of proceeds applied is at least $10,000; otherwise the proceeds will be paid in cash.

While the annuitant is alive, you can choose a plan that will apply to the death benefit proceeds upon the death of the annuitant. This choice can be changed during the life of the annuitant. If you have not chosen a plan prior to the annuitant's death, a beneficiary can make this choice upon the annuitant's death. To choose a plan, send a written request to our Annuity Service Office. We will send you the proper forms to complete. Your request will go into effect when we record it. The person named to receive payments under a plan is called a PAYEE. If there are joint payees, payee means both joint payees unless otherwise indicated. If a payee is other than a living human being, a plan will be available only with our consent.

The minimum interest rate for plans A, B and C is 4% a year, compounded yearly. We may pay a higher rate at our discretion.

PLAN A. INTEREST

The proceeds may be left on deposit with us to earn interest. You can choose when you want to receive payments, subject to our approval.

PLAN B. FIXED INSTALLMENTS

Proceeds plus interest will be paid in equal installments. Payments will continue until principal and interest are exhausted. The principal is the amount of proceeds applied to this plan.

This plan can be used only if the total amount paid each year is $60 or more for each $1,000 of proceeds applied.

PLAN C. FIXED PERIOD

Proceeds plus interest will be paid in equal installments for the number of years chosen. The period chosen cannot be more than 25 years. The following table shows the monthly payment for each $1,000 of proceeds applied.

AMOUNT OF EACH INSTALLMENT PER $1,000 OF PROCEEDS FOR PLAN C

Fixed                  Fixed               Fixed               Fixed               Fixed
Period      Monthly    Period   Monthly    Period   Monthly    Period   Monthly    Period   Monthly
Years       Install.   Years    Install.   Years    Install.   Years    Install.   Years    Install.
-----------------------------------------------------------------------------------------------------
1           $84.84        6     $15.56       11      $9.31       16      $7.00       21      $5.81
2            43.29        7      13.59       12       8.69       17       6.71       22       5.64
3            29.40        8      12.12       13       8.17       18       6.44       23       5.49
4            22.47        9      10.97       14       7.72       19       6.21       24       5.35
5            18.32       10      10.06       15       7.34       20       6.00       25       5.22


PLAN D. LIFE INCOME WITH GUARANTEED PAYMENT PERIOD

Proceeds will be used to provide monthly payments for as long as the payee lives. A guaranteed payment period of 10 or 20 years can be chosen. This means that if the payee dies during this period, payments will continue to be made until the end of the period chosen.

The following table shows the monthly payment for each $1,000 of proceeds applied.

AMOUNT OF EACH INSTALLMENT PER $1,000 OF PROCEEDS FOR PLAN D

           Guaranteed                           Guaranteed                                  Guaranteed
           Period                                Period                                       Period
Age of Payee      10 Yrs.   20 Yrs.   Age of Payee   10 Yrs.    20 Yrs.     Age of Payee   10 Yrs.   20 Yrs.
    10*              +         +          35          $3.61      $3.60          60         $5.12     $4.81
    11               +       $3.15        36           3.64       3.63          61          5.23      4.88
    12               +        3.16        37           3.68       3.66          62          5.35      4.95
    13               +        3.17        38           3.71       3.69          63          5.47      5.02
    14               +        3.19        39           3.75       3.73          64          5.60      5.08

    15               +        3.20        40           3.78       3.76          65          5.73      5.15
    16               +        3.21        41           3.82       3.80          66          5.87      5.21
    17               +        3.23        42           3.87       3.84          67          6.01      5.27
    18               +        3.24        43           3.91       3.88          68          6.16      5.33
    19               +        3.26        44           3.96       3.92          69          6.32      5.39

    20             $3.27      3.27        45           4.01       3.96          70          6.48      5.44
    21              3.29      3.29        46           4.06       4.01          71          6.65      5.49
    22              3.31      3.30        47           4.11       4.05          72          6.83      5.53
    23              3.33      3.32        48           4.17       4.10          73          7.01      5.57
    24              3.34      3.34        49           4.23       4.15          74          7.19      5.61

    25              3.36      3.36        50           4.29       4.20          75          7.38      5.64
    26              3.38      3.38        51           4.35       4.26          76          7.57      5.67
    27              3.40      3.40        52           4.42       4.31          77          7.76      5.69
    28              3.43      3.42        53           4.50       4.37          78          7.95      5.70
    29              3.45      3.44        54           4.57       4.43          79          8.14      5.72
    30              3.47      3.47        55           4.65       4.49          80#         8.32      5.73
    31              3.50      3.49        56           4.74       4.55
    32              3.52      3.52        57           4.83       4.62
    33              3.55      3.54        58           4.92       4.68
    34              3.58      3.57        59           5.02       4.75

*  - Ages 10 and under.  # - Ages 80 and over.  + - Not available at this age.

PLAN E. INSTALLMENT REFUND

Proceeds will be used to provide payments in equal installments. Guaranteed payments will continue until the sum of the payments equals the proceeds applied. If the payee is still living at that time, payments will continue as long as the payee lives. If the payee dies before the guaranteed payments have been made, the commuted value of the remaining unpaid guaranteed payments will be paid to the beneficiary. The table below shows the monthly payment for each $1,000 of proceeds applied.

AMOUNT OF EACH INSTALLMENT PER $1,000 OF PROCEEDS FOR PLAN E

                  Install.                  Install.                  Install.
Age of Payee       Refund    Age of Payee    Refund    Age of Payee    Refund
10*                  $3.14             35      $3.59             60      $4.93
11                    3.15             36       3.62             61       5.03
12                    3.16             37       3.65             62       5.13
13                    3.18             38       3.68             63       5.24
14                    3.19             39       3.72             64       5.35

15                    3.20             40       3.75             65       5.46
16                    3.21             41       3.79             66       5.59
17                    3.23             42       3.83             67       5.72
18                    3.24             43       3.87             68       5.86
19                    3.25             44       3.91             69       6.00

20                    3.27             45       3.95             70       6.16
21                    3.29             46       4.00             71       6.32
22                    3.30             47       4.05             72       6.49
23                    3.32             48       4.10             73       6.68
24                    3.34             49       4.15             74       6.87

25                    3.36             50       4.21             75       7.08
26                    3.37             51       4.26             76       7.30
27                    3.39             52       4.32             77       7.53
28                    3.42             53       4.39             78       7.78
29                    3.44             54       4.46             79       8.04

30                    3.46             55       4.53             80#      8.32
31                    3.48             56       4.60
32                    3.51             57       4.68
33                    3.54             58       4.76
34                    3.56             59       4.84

* - Ages 10 and under. # - Ages 80 and over.

PLAN F. JOINT AND SURVIVOR, LIFE ONLY

Proceeds will be used to provide payments during the lifetimes of the joint annuitants. Payment of proceeds will continue as long as either is living. After the death of both annuitants no further payments will be paid. The following table shows the monthly payment for each $1,000 of proceeds applied for various five-year age intervals. Monthly payments for other ages not shown are available upon request.

AMOUNT OF EACH INSTALLMENT PER $1,000 OF PROCEEDS FOR PLAN F

                    Age

                 60      65      70      75      80
Age      60   $4.48   $4.68   $4.85   $4.97   $5.07
         65    4.68    4.98    5.25    5.48    5.66
         70    4.85    5.25    5.68    6.08    6.41
         75    4.97    5.48    6.08    6.71    7.31
         80    5.07    5.66    6.41    7.31    8.28

OTHER FACTS ABOUT PAYMENT PLANS

FIRST INSTALLMENT

The first installment under Plans B, C, D, E and F is payable on the effective day of the payment plan.

PROTECTION OF BENEFITS

Unless you permit otherwise, if you choose a payment plan, the payee cannot do the following:

 .   assign amounts under Plans B, C, D, E and F;

 .   commute amounts under Plan B or C.

You can commute or assign the amounts if the amounts have not already been commuted or the contract is not currently assigned.

COMMUTE means to receive a discounted lump sum cash settlement instead of future payments. Amounts under Plans D, E and F can never be commuted while the payee is alive.

A payee can receive at any time the proceeds held under Plan A unless you otherwise provide.

TRANSFER BETWEEN PLANS

A payee who can receive the commuted amount under a plan can apply that amount under another plan. If transfer is made to Plan D, E or F, the then current tables and terms of payment offered by us will apply.

EVIDENCE PAYEE IS ALIVE

We have the right to require proof satisfactory to us that the payee is alive prior to making any payment.

PROOF OF AGE

For Plans D, E and F, we have the right to require proof satisfactory to us of the payee's date of birth before making any payment.

PAYMENT AFTER A PAYEE DIES

Unless you provide otherwise, if a payee dies, we will make a single payment of the unpaid benefit for Plans A, B, C, D and E. The payment will be made to the beneficiary of the payee. If no beneficiary is named, payment will be made to the payee's estate. The single payment is determined as follows:

 .    Plans A and B - The unpaid sum left with us plus any unpaid interest up to the date of the payee's death.

 .    Plan C - The commuted value of the remaining unpaid payments.

 .    Plan D and E - The commuted value of the remaining unpaid guaranteed payments.

The interest rate used to commute is 4% for C and 3.5% for D and E or such higher interest rate that was used to determine payments.

Unless otherwise provided under Plans C, D and E, the beneficiary of the payee may elect to receive payments over the balance of the period for Plan C or the balance of the guaranteed period for plans D and E.

                                 GENERAL TERMS

ASSIGNING YOUR CONTRACT

During the annuitant's life, you can:

 .   assign ownership of this contract to someone else; or

 .   assign this contract as security for an obligation.  (This does not assign ownership.)

A signed copy of the assignment must be sent to our Annuity Service Office on a form we accept. The assignment will go into effect when it is signed subject to any payments we make or other actions we take before we record it. We are not responsible for the validity of any assignment.

If there are permanent beneficiaries or permanent owner beneficiaries, you need their consent before assigning your contract.

LIMITS ON OUR CONTESTING THIS CONTRACT

We will not contest the original validity of this contract.

DELAY OF PAYMENT OR TRANSFER - SEPARATE ACCOUNT

During the accumulation period, we may suspend the right of transfer or delay paying you more than seven calendar days only:

 .   When the New York Stock Exchange is closed (other than normal closings);

 .   When the trading on the New York Stock Exchange is restricted;

 .   When an emergency exists as determined by the Securities and Exchange
    Commission so that it is not reasonably practicable to dispose of securities held or it is not reasonably practicable to determine the net asset value of a variable account;

 .   During any other period when the Securities and Exchange Commission, by order, so requires for the protection of the contract owners.

DELAY OF PAYMENT OR TRANSFER - GENERAL ACCOUNT

We may suspend the right of transfer or delay paying you withdrawal or termination proceeds during the accumulation period and any commuted amount after the annuity date for up to 6 months, or the period allowed by law, whichever is less.

STATUTORY BASIS OF CONTRACT VALUES

All reserves are greater than or equal to those required by statute. Reserve means the amount we hold to pay future benefits.

NO DIVIDENDS

This contract will not pay dividends. It will not participate in any of our surplus or earnings.

PAYMENTS

All death benefits and annuity payments under this contract will be made from our home office.

WHEN THIS CONTRACT ENDS

This contract ends when any of the following events occur:

 .   You request that this contract end.

 .   The annuitant dies.

 .   The contract value is zero.

PREMIUM TAXES

Any premium taxes will be deducted on the annuity date when the contract is annuitized.

PROTECTION OF BENEFITS

To the extent permitted by law, all rights and payments under this contract are not subject to creditor claims or legal process.

VOTING RIGHTS

You will have voting rights under this contract until:

 .   the annuity date;

 .   the death of the annuitant; or

 .   full withdrawal.

We will send you the voting instruction material of the appropriate Fund Series in connection with the exercise of your voting rights. To be entitled to vote, you must have an interest in the Separate Account on both the date as of which the number of votes was determined and the date of the written notice.

During the accumulation period, the number of votes you may cast in any meeting of shareholders is based on the number of accumulation units you have in the Separate Account. In matters which pertain only to a particular variable account, you have voting rights based on the number of accumulation units you have in such variable account.

Only owners with contracts having an interest in the affected variable account shall have voting rights as to such matters.

You have no voting rights with respect to your interest in the Fixed Account.

REPORTS TO CONTRACT OWNERS

During the accumulation period, we will send you at least semiannually each year, a report which shows:

 .   the current contract value;

 .   the current number of accumulation units credited to each variable account in which you have an interest; and

 .   the current accumulation value of each variable account and Fixed Account in which you have an interest.

We will also send you at least semiannually, a statement of the investments of the underlying Fund Series held by the Separate Account.

OWNERSHIP OF SEPARATE ACCOUNT ASSETS

We have exclusive and absolute control of our assets, including all assets in the Separate Account.

LIABILITIES OF SEPARATE ACCOUNT

The assets in the Separate Account are held for the exclusive benefit of contract owners having an interest in the Separate Account. We may not charge the Separate Account with liabilities which arise from any other business we conduct. We may not charge any variable account's assets with liabilities which arise from any business of other variable accounts. Such assets will be held for the exclusive benefit of contract owners having a interest in the variable account. We do not hold ourselves to be trustee with respect to such assets.

GENERAL ACCOUNT

The General Account contains all of our assets other than those allocated to the Separate Account or to any other segregated investment account.

                                      17